Filed Pursuant to Rule 424(b)(5)
File No. 333-162114

PROSPECTUS SUPPLEMENT

(To prospectus dated September 24, 2009)

THE PRINCETON REVIEW, INC.

14,000,000 Shares

Common Stock

We are offering 14,000,000 shares of our common stock, par value $0.01 per share, at a price of $3.00 per share.

Our common stock is currently listed on the NASDAQ Global Market under the symbol “REVU”. On April 13, 2010, the closing sale price of our common stock was $3.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$3.00	$42,000,000
Underwriting discounts and commissions	$0.15	$2,100,000
Proceeds, before expenses, to us	$2.85	$39,900,000

We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,100,000 shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $2,415,000, and or total proceeds, before expenses will be $45,885,000.

The underwriter expects to deliver the common stock on or about April 20, 2010.

Roth Capital Partners

The date of this prospectus is April 15, 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 24, 2009, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

All references in this prospectus supplement and the accompanying prospectus to “The Princeton Review, Inc.,” the “Company,” “we,” “us,” “our,” or similar references refer to The Princeton Review, Inc., except where the context otherwise requires or as otherwise indicated.

We use “The Princeton Review” as our principal service and trademark for test preparation services and related publications and materials. All trademarks, trade names and service marks included or incorporated by reference in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming a high degree of risk. See “Risk Factors.”

Company Overview

The Princeton Review, Inc. is a leading provider of classroom-based, print and online education products and services targeting the high school and post-secondary markets. The Company was founded in 1981 to provide SAT preparation courses. Today, based on our experience in the test preparation industry, we now believe that we offer the leading SAT preparation course and are among the leading providers of test preparation courses for most major post-secondary and graduate admissions tests. In December 2009, we acquired Penn Foster Education Group, a global leader in online education which provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades.

The Princeton Review, Inc. currently operates through 3 divisions: the Test Preparation Services division, the Penn Foster division, and the Supplemental Education Services division.

Recent Developments

The Princeton Review and the National Labor College are negotiating the terms of a joint venture to provide online degree programs and continuing education courses and certificate programs to the AFL-CIO’s members and the working adults in their families. Based on current discussions with the National Labor College, we anticipate that the joint venture will be structured as a limited liability company that will be owned 49% by us and 51% by the National Labor College. We currently expect that the limited liability company will provide various services to the National Labor College, including marketing, development of online courses, enrollment management, course review and evaluation, student advising, faculty recruitment and evaluation and student billing and related services.

Based on current discussions with the National Labor College, we expect that our initial capital contribution to the limited liability company will be $20.75 million payable in various installments through July 1, 2012, subject to certain conditions, including the receipt of necessary regulatory approvals. We also currently anticipate that we will contribute working capital to the limited liability company through 2013 in amounts that will not exceed an aggregate of approximately $14 million, subject to certain conditions.

We have not executed a definitive agreement with the National Labor College relating to this joint venture. We cannot assure you that any such definitive agreement will be executed or, if executed, that it will contain the material terms summarized above. We also cannot assure you that any such definitive agreement will not contain additional terms and conditions that might be material to us.

Corporate Information

We were incorporated in 2000 in the State of Delaware. Our principal executive offices are located at 111 Speen Street, Framingham, Massachusetts 01701. Our telephone number is (508) 663-5050. Our internet address is www.PrincetonReview.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock we are offering	14,000,000 shares

Common stock to be outstanding after this offering	47,727,272 shares

Use of proceeds	We intend to use the net proceeds from this offering and other available cash for Debt Repayment (as defined herein) of approximately $40 million. The remainder of the net proceeds from this offering, if any, will be used for general corporate purposes and other growth capital needs. Except as to Debt Repayment, as of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain discretion over the use of net proceeds remaining after the Debt Repayment. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-8.

NASDAQ Global Market symbol	REVU

The number of shares of our common stock to be outstanding immediately after this offering is based on 33,727,272 shares outstanding as of December 31, 2009 and excludes:

•

6,298,605 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2009 under our 2000 Stock Incentive Plan, as amended (“Stock Plan”) and outside of the Stock Plan, having a weighted-average exercise price of approximately $5.70 per share;

•	Approximately 1,177,954 shares of common stock reserved for future issuance under our Stock Plan;

•	1,437,000 shares of common stock issued to Alta Colleges, Inc. on March 31, 2010; and

•	Any shares that may be issued upon conversion of our Series E Preferred Stock into Series D Convertible Preferred Stock, and the conversion of those shares into common stock.

Except as otherwise indicated, all information in the prospectus supplement assumes no exercise by the underwriter of its over-allotment option.

Unaudited Pro Forma Combined Statement of Operations For The Year Ended December 31, 2009

Penn Foster acquisition

On December 7, 2009 (the “Closing Date”), the Company acquired all of the issued and outstanding shares (the “Shares”) of capital stock of Penn Foster Education Group, Inc. and its subsidiaries (“Penn Foster”). The acquisition was completed pursuant to a Stock Purchase Agreement (the “Acquisition Agreement”) among Penn Foster Holdings, LLC (“Seller”), certain members of Seller and Penn Foster. In consideration for the sale of Shares by Seller, the Company paid to the Seller an aggregate purchase price in cash of $170.0 million plus an initial working capital payment of approximately $6.2 million, which is subject to post-closing adjustments. Pursuant to the Acquisition Agreement, 5% of the purchase price was placed into an escrow account for a period of 12 months following the Closing Date as security for Seller’s indemnification obligations under the Acquisition Agreement.

To finance the acquisition, the Company (i) borrowed $40.0 million through a term loan under a credit agreement entered into with General Electric Capital Corporation (ii) borrowed $51.0 million under a senior subordinated note purchase agreement entered into with Sankaty Credit Opportunities IV, LP (“Sankaty”) and Falcon Mezzanine Partners II (and certain of its affiliates) (“Falcon”), (iii) borrowed $25.5 million in junior subordinated debt under a securities purchase agreement entered into with Sankaty and Falcon, (iv) borrowed $40.8 million under a bridge note purchase agreement entered into with Sankaty, and (v) issued an aggregate of 98,275 shares of Series E Non-Convertible Preferred Stock (“Series E Preferred Stock”) with a stated value of $1,000 per share, including 54,000 shares of Series E Preferred Stock in exchange for all outstanding Series C Convertible Preferred Stock.

Overview

The unaudited pro forma combined statement of operations, referred to as the “pro forma statement,” should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2009, as well as the historical consolidated financial statements and notes thereto of Penn Foster and the unaudited pro forma combined financial statements in the Company’s Current Report on Form 8-K/A filed February 19, 2010. The pro forma statement below shows summary unaudited pro forma combined financial information as if the Company and Penn Foster had been combined as of January 1, 2008, consistent with the basis of presentation of the pro forma combined statement of operations for the year ended December 31, 2008 included in the Form 8-K/A filed on February 19, 2010.

The pro forma statement is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual results would have been had the acquisition been completed on the date indicated above.

THE PRINCETON REVIEW, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(In thousands, except per share data)

	Historical Princeton Review Year Ended December 31, 2009 (A)	Acquisition Financing		Historical Penn Foster Period Ended December 7, 2009 (B)	Pro Forma Adjustments		Pro Forma Combined
Revenue
Test Preparation Services	$110,414	$—		$—	$—		$110,414
SES Services	27,620			—			27,620
Penn Foster	5,485	—		90,408	—		95,893

Total revenue	143,519	—		90,408	—		233,927
Operating expenses
Costs of goods and services sold (exclusive of items below)	55,998	—		28,780	—		84,778
Selling, general and administrative	78,579	—		45,138	—		123,717
Depreciation and amortization	8,347	—		5,822	6,646	(1)	20,815
Restructuring	7,711	—		—	—		7,711
Acquisition expenses	2,984	—		13,734	(16,718	)(5)	—

Total operating expenses	153,619	—		93,474	(10,072)		237,021
Operating loss from continuing operations	(10,100)	—		(3,066)	10,072		(3,094)
Interest expense	(2,565)	(26,028	)(2)	(677)	677	(2)	(28,593)
Interest income	36	—		—	—		36
Other (expense) income, net	(517)	—		6	—		(511)

Loss from continuing operations before income taxes	(13,146)	(26,028)		(3,737)	10,749		(32,162)
Provision for income taxes	(756)			(1,149)	(2,456	)(3)	(4,361)

Loss from continuing operations	(13,902)	(26,028)		(4,886)	8,293		(36,523)
Income from discontinued operations	1,516	—		—	—		1,516

Net loss	(12,386)	(26,028)		(4,886)	8,293		(35,007)
Earnings to common shareholders from exchange of Series C to Series E preferred stock	13,255	(13,255	)(4)	—			—
Dividends and accretion on preferred stock	(5,308)	(7,263	)(4)	—	—		(12,571)

Loss attributed to common stockholders	$(4,439)	$(46,546)		$(4,886)	$8,293		$(47,578)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.18)						$(1.46)

Weighted average shares used in computing loss per share
Basic and diluted	33,728						33,728

(A)	As reported in Princeton Review’s audited Annual Report on Form 10K for the Year Ended December 31, 2009, as filed with the SEC.
(B)	As reported in Penn Foster’s audited Financial Statements for the period from January 1, 2009 to December 7, 2009.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

Notes to Unaudited Pro Forma Combined Statement of Operations (in thousands)

A summary of the purchase price allocation for the acquisition of Penn Foster is as follows:

Total cash consideration	$176,264

Preliminary purchase price allocation:
Current assets, excluding deferred taxes	$21,008
Deferred tax assets, current	21,926
Property, plant & equipment	13,749
Identifiable intangible assets	79,400
Other long-term assets	3,444
Current liabilities	(28,038)
Deferred tax liabilities	(33,514)
Other long-term liabilities	(3,540)

Net assets acquired	74,435

Goodwill	$101,829

Current assets acquired from Penn Foster primarily relate to cash, accounts receivable, and inventory. Current liabilities assumed primarily relate to accounts payable, accrued advertising, compensation and other accruals, and deferred revenue. Other long-term assets relate to foreign deferred tax assets and a tax indemnification receivable which is essentially offset by a corresponding assumed tax liability in other long-term liabilities.

The amounts assigned to Penn Foster’s identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date. The excess of the purchase price over the tangible and identifiable assets and liabilities will be recorded as goodwill and amounts to approximately $101.8 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by ASC Topic 350, Intangibles-Goodwill and Other. Reported goodwill will increase by $0.5 million in the first quarter of 2010 due to the finalization of the working capital payment in March 2010.

Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the resolution of the contingency.

The unaudited pro forma combined statement of operations reflects the effect of the following pro forma adjustments:

Acquisition Financing

(1)	Adjustment to record depreciation and amortization expense for identifiable fixed and intangible assets partially offset by an adjustment to eliminate depreciation and amortization expense related to historical intangible assets of Penn Foster for the year ended December 31, 2009 as if the acquisition had occurred on January 1, 2008.

Year Ended December 31, 2009
Amortization of acquired intangible assets	$10,908
Depreciation of acquired fixed assets	1,560
Elimination of historical depreciation and amortization	(5,822)

Total adjustment to depreciation and amortization	$6,646

Acquired identifiable intangible assets with definitive lives will be amortized on an accelerated basis over periods ranging from 3 to 7 years. It is expected that the Company’s amortization expense will increase over the next five years as follows:

2010	$18,360
2011	10,626
2012	7,307
2013	4,892
2014	3,202

(2)	Adjustment to record interest expense on new debt obligations partially offset by an adjustment to eliminate historical debt interest related to the Company and Penn Foster for the year ended December 31, 2009.

Year Ended December 31, 2009
Interest expense for new financing	$(28,521)
Elimination of historical Princeton Review interest	2,493

Acquisition financing subtotal	(26,028)
Elimination of historical Penn Foster interest	677

Total adjustment to interest expense	$(25,351)

For purposes of calculating the pro forma interest expense adjustments for the new financing, the Company used the following rates as stipulated in the underlying agreements:

Year Ended December 31, 2009
Credit agreement term loan (rate in effect at closing)	8.25%
Senior subordinated debt	17.50%
Junior subordinated debt	17.50%
Bridge note	17.50%

The actual effective interest rates for the above debt obligations are slightly higher, after factoring in the amortization of debt discounts and debt issuance costs. The overall effective rate on the new financings was 17.5% for the year ended December 31, 2009.

The credit agreement term loan bears interest at a variable rate based upon, at the Company’s option, either LIBOR or a base rate, plus an applicable margin. If the interest rate used in the pro forma calculation increased by 1/8%, annualized interest expense would increase by $50.

(3)	Adjustment to eliminate deferred tax benefits recognized by Penn Foster due to valuation allowances recorded against the deferred tax assets of the Company and Penn Foster post combination.

(4)	Adjustment to record dividend accretion on $96,627 of outstanding Series E preferred stock at an effective rate of 11.0%, compounded annually, partially offset by an adjustment to eliminate the historical dividends and accretion on preferred stock and earnings to common shareholders from exchange of Series C to Series E preferred stock for the year ended December 31, 2009.

Year Ended December 31, 2009
Series E preferred stock accretion	$(12,571)
Elimination of historical earnings to common shareholders from exchange of Series C to Series E preferred stock	(13,255)
Elimination of historical dividends and accretion on preferred stock	5,308

Total adjustment to dividends and accretion on preferred stock	$(20,518)

(5)	Adjustment to eliminate historical acquisition expenses related to the acquisition of Penn Foster.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $3.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.31 per share in the net tangible book value of the common stock. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in this prospectus supplement and in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 14,000,000 shares of common stock that we are offering will be approximately $38.5 million, or approximately $44.4 million if the underwriter exercises in full its option to purchase additional shares of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering and other available cash to repay and refinance the entirety of our second lien bridge loan with Sankaty Advisors, LLC and affiliates, currently with a remaining balance of $40,816,327 with a fixed rate of 15.5% per annum (to increase to 17.5% after December 7, 2010) and due to mature on December 7, 2012 (“Debt Repayment”). The proceeds of such loan were used to finance the Company’s acquisition of Penn Foster Education Group in December of 2009. After the Debt Repayment, the remainder of the net proceeds from this offering, if any, will be used for general corporate purposes and other growth capital needs. Except as to the Debt Repayment, as of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain discretion over the use of net proceeds remaining after the Debt Repayment, if any. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

DILUTION

Our historical net tangible book value as of December 31, 2009 was approximately $(148.9) million, or $(4.41) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2009. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 14,000,000 shares of our common stock in this offering at the public offering price of $3.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2009 would have been approximately $(110.4) million, or $(2.31) per share. This represents an immediate increase in net tangible book value of $2.10 per share to existing stockholders and immediate dilution in net tangible book value of $5.31 per share to new investors purchasing our common stock in this public offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$3.00
Historical net tangible book value per share as of December 31, 2009	$(4.41)
Increase in net tangible book value per share after this offering	$2.10

As adjusted net tangible book value per share after this offering		$(2.31)

Dilution per share to new investors participating in this offering		$5.31

If the underwriter exercises in full its option to purchase 2,100,000 additional shares of common stock at the public offering price of $3.00 per share, the as adjusted net tangible book value after this offering would be $(2.10) per share, representing an increase in net tangible book value of $2.31 per share to existing stockholders and immediate dilution in net tangible book value of $5.10 per share to new investors participating in this offering.

The above discussion and table are based on 33,727,272 shares outstanding as of December 31, 2009 and excludes:

•

6,298,605 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2009 under, and outside of, our Stock Plan, having a weighted-average exercise price of approximately $5.70 per share;

•	Approximately 1,177,954 shares of common stock reserved for future issuance under our Stock Plan;

•	1,437,000 shares of common stock issued to Alta Colleges, Inc. on March 31, 2010; and

•	Any shares that may be issued upon conversion of our Series E Preferred Stock into Series D Convertible Preferred Stock, and the conversion of those shares into common stock.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of shares of our common stock set forth opposite its name in the table below:

Underwriter	Number of Shares
Roth Capital Partners, LLC	14,000,000

Total	14,000,000

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional 2,100,000 shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$0.15	$0.15	$2,100,000	$2,415,000
Total expenses payable by us	$0.10	$0.09	$1,355,000	$1,449,500

We have agreed to reimburse Roth Capital Partners, LLC for non-accountable expenses incurred by it in connection with this offering in an amount equal to 1.5% of the gross proceeds of the offering, less $175,000, which amount is included in “Expenses Payable by us” above.

The Company has agreed to pay an aggregate of $500,000 to ThinkEquity LLC, Craig-Hallum Capital Group LLC and Signal Hill Capital Group LLC for financial advisory services in connection with this transaction.

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions, including the issuance of up to $13.9 million in shares of our common stock in satisfaction of certain obligations. In addition, all of our directors and executive officers have entered into lock-up agreements with the underwriter. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

Our common stock is traded on the Nasdaq Global Market under the symbol “REVU.” In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriter sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriter participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or our website and any information contained in any other website maintained by the underwriter or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Goodwin Procter, LLP, Boston, Massachusetts. Latham & Watkins LLP, Costa Mesa, California, is counsel for the underwriter in connection with this offering.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the two years in the period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2009 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The Princeton Review, Inc. for the year ended December 31, 2007, incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 (as amended) we filed with the SEC under the Securities Act of 1933, as amended, on September 24, 2009, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed on March 15, 2010);

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on the following dates: April 2, 2010 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

•

the description of our common stock that is contained in the Form S-1 Registration Statement, filed with the SEC on August 16, 2004 (File No. 333-43874) under the Securities Act, including any amendment or report filed for the purpose of updating such description.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

General Counsel

The Princeton Review, Inc.

111 Speen Street

Framingham, Massachusetts 01701

(508) 663-5050

PROSPECTUS

Prospectus

$75,000,000

THE PRINCETON REVIEW, INC.

Common Stock

Warrants

Units

Preferred Stock

From time to time, we may offer and sell up to $75,000,000 of any combination of the securities described in this prospectus, either individually or in units. We will provide specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus carefully before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “REVU.” On September 16, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $4.65. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 1 herein and in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the securities are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the securities.

In this prospectus, references to the terms “Princeton Review,” “we,” “us,” “our” and similar terms, refer to The Princeton Review, Inc. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell common stock, preferred stock, warrants or units, or any combination of these securities, in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus, together with applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

Risk Factors

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q and 8-Ks filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

About The Princeton Review, Inc.

The Princeton Review provides integrated classroom-based, print and online products and services that address the needs of students, parents, educators and educational institutions. We offer one of the leading SAT preparation courses and are among the leading providers of test preparation courses for most major post-secondary and graduate admissions tests. The Company and its international franchisees provide test preparation courses and tutoring services for the SAT, GMAT, MCAT, LSAT, GRE and other standardized admissions tests to students throughout the United States and abroad.

We currently operate through our Test Preparation Services and Supplemental Educational Services divisions. Our Test Preparation Services division provides classroom-based and Princeton Review online test preparation courses and tutoring services. This division also receives royalties from its independent international franchisees, which provide classroom-based courses under the Princeton Review brand. Our Supplemental Educational Services division provides state-aligned research-based academic tutoring instruction to students in schools in need of improvement in school districts throughout the country which receive funding under the No Child Left Behind Act of 2001.

We author more than 169 print and software titles on test preparation, academic admissions and related topics under the Princeton Review brand. Books are sold primarily through Random House, Inc., from which we collect fees for royalties and editing and marketing arrangements.

We were incorporated in Delaware in March 2000. Our executive offices are located at 111 Speen Street, Framingham, Massachusetts 01701 and our telephone number is (508) 663-5050. Our Internet web address is www.PrincetonReview.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Cautionary Note Regarding Forward-Looking Statements

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, statements that are forward-looking statements within the meaning of the federal securities laws. We caution you that any forward-looking statements presented in this prospectus, or which management may make orally or in writing from time to time, are based on management’s beliefs and assumptions made by, and information currently available to, management. When we use the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “may,” “will,” “should,” “continue,” “assume” and other similar expressions, they are generally forward-looking statements. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

•	our strategic plans;

•	our business outlook; and

•	our future business and financial performance.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The risks and uncertainties to which these statements are subject include, but are not limited to, those risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus, the accompanying prospectus supplement, and the documents incorporated by reference herein and therein, and include the following:

•	general economic and business conditions, including unforeseen economic weakness in our markets;

•	our history of operating losses;

•	demand for our products and services;

•	our ability to compete effectively and adjust to rapidly changing market dynamics;

•	our ability to comply with state and federal regulations;

•	our ability to continually enhance our products and services and adapt them to changes in technology;

•	negative developments in school funding or education laws;

•	the effect of seasonal fluctuations on our operating results;

•	the timing of revenue recognition from significant contracts with schools and school districts;

•	market acceptance of our products and services;

•	continued federal and state focus on assessment and remediation in K-12 education;

•	our ability to attract and retain highly qualified personnel;

•	our ability to protect our intellectual property rights;

•	the availability of sufficient funds for our corporate needs;

•	difficulties in retaining significant customers; and

•	various other factors beyond our control.

We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

Use of Proceeds

We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include the following:

•	working capital;

•	capital expenditures;

•	the repayment and refinancing of debt;

•	the acquisition of other companies or businesses; and

•	other purposes as mentioned in any prospectus supplement.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

Based upon our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	warrants;

•	units;

•	preferred stock; and

•	any combination of the foregoing securities.

In this prospectus, we will refer to the common stock, warrants, units and preferred stock collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $75,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of Preferred Stock

The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer to our Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated By-Laws as our by-laws. You can access complete information by referring to our certificate of incorporation and bylaws and to any applicable amendment to the certificate of incorporation designating terms of a series of preferred stock, including, without limitation, certificates of designation.

General

Under our certificate of incorporation, we have authority to issue 5,000,000 shares of preferred stock, par value $.01 per share. As of August 3, 2009, there were 60,000 shares of our authorized preferred stock designated as series C convertible preferred stock, or Series C Preferred Stock, 60,000 of which were issued and outstanding. The rights, preferences, privileges and restrictions of shares of Series C Preferred Stock have been fixed in a certificate of designation, which is an exhibit to the registration statement of which this prospectus forms a part. Set forth below are the material terms of the Series C Preferred Stock:

Seniority. The Series C Preferred Stock ranks senior to the common stock and senior to all other existing or future classes or series of preferred stock or other equity securities.

Dividends. Until July 23, 2011, cumulative dividends accrue on the Series C Preferred Stock at an annual rate of 6.0% of the stated liquidation preference amount, as defined below. Holders of the Series C Preferred Stock are entitled to participate on an as converted basis in the payment of any dividends on the common stock, other than a stock dividend payable solely in the form of additional shares of common stock.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series C Preferred Stock have the right to receive, in preference to all other classes of our stock junior in rank to the Series C Preferred Stock, an amount per share equal to the greater of (i) $1,000 per share plus all accrued but unpaid dividends, referred to as the Series C Liquidation Amount, or (ii) the amount per share that a holder would have received if, immediately prior to the liquidation, that holder’s share had been converted to common stock. After payment of the liquidation preference described above, holders of the Series C Preferred Stock are not entitled to any further participation in any distribution of our assets.

Conversion. Each share of Series C Preferred Stock is convertible into that number of shares of common stock equal to the quotient determined by dividing the Series C Liquidation Amount by the conversion price. The initial conversion price of the Series C Preferred Stock is $6.00 per share. The conversion price is subject to proportional adjustment for any stock splits, stock dividends, subdivisions or combinations of our common stock or Series C Preferred Stock. The conversion price is also subject to adjustment for any reclassification or capital reorganization of the Series C Preferred Stock or any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property. The holder of a share of Series C Preferred Stock may elect to convert that holder’s share at any time; provided, however, that unless and until we obtain the requisite approval of our stockholders to comply with the applicable rules of The NASDAQ Global Market, a holder of shares of Series C Preferred Stock may not receive, upon any such conversion, a number of shares of common stock that would cause such holder to own, in the aggregate, in excess of 19.9% of our outstanding shares of common stock.

Voting. The Series C Preferred Stock has the right, to the exclusion of all other classes or series of the Company’s capital stock, to elect two (2) individuals to serve on our board of directors. Except for these individuals, which we refer to as the Series C Directors, the Series C Preferred is not entitled to vote for the election of directors. However, the holders of Series C Preferred Stock are entitled to vote on all other matters on which the holders of common stock are entitled to vote, voting together with the holders of common stock as a single class. Each share of Series C Preferred Stock is entitled to that number of votes as is equal to the number of shares of common stock into which such share may be converted. In addition, among other things, we are not permitted, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Series C Preferred Stock (75% of the outstanding Series C Preferred Stock with respect to item (9) below), directly or indirectly, to take any of the following actions or agree to take any of the following actions:

(1)	create or issue any equity securities or securities convertible into equity securities with equal or superior rights, preferences or privileges to those of the Series C Preferred Stock;

(2)	alter, amend or waive our certificate of incorporation or by-laws in a manner that affects the rights, preferences or powers of the Series C Preferred Stock or otherwise adversely affect the holders of the Series C Preferred Stock;

(3)	alter, amend or waive any provisions of our by-laws relating to the nomination or election of directors to our board of directors;

(4)	increase or decrease the number of authorized shares of Series C Preferred Stock;

(5)	declare or pay any dividends on, or make any redemption of any capital stock, except for certain repurchases and redemptions from employees;

(6)	issue any debt securities which are convertible into capital stock;

(7)	except for certain transactions specified in the certificate of designation, engage in any change of control event, merge with or into or consolidate with any other company, or sell, transfer or dispose more than 25% of the fair market value of our consolidated assets, in each case prior to July 23, 2014;

(8)	acquire or make certain investments specified in the certificate of designation;

(9)	enter into any transaction with senior management or an affiliate except for arms’ length employment agreements;

(10)	enter into certain debt or lease transactions specified in the certificate of designation;

(11)	change the authorized number of directors on our board of directors; and

(12)	hire, terminate, replace or reassign our chief executive officer.

Redemption. On or after July 23, 2015, the holders of at least 10% of the outstanding shares of Series C Preferred Stock may require us to redeem all or any portion of the outstanding shares of Series C Preferred Stock. The redemption price is equal to the Series C Liquidation Amount. Each holder of Series C Preferred Stock also has the right to require the Company to redeem all or a portion of the holder’s Series C Preferred Stock for cash in connection with a change of control at a redemption price equal to the greater of the fair market value per share valued as of the date of such change of control and the Series C Liquidation Amount (assuming, in the event of a change of control prior to July 23, 2011, accrued and unpaid dividends will include all dividends that would have accrued on the Series C Preferred Stock through and including July 23, 2011). In addition, subject to the conversion rights of the Series C Preferred Stock, if at any time on or after July 23, 2011, the closing bid price of our common stock for 30 consecutive trading days is at least $3,000 when multiplied by the number of shares of common stock into which one shares of Series C Preferred Stock is then convertible, we have the right to redeem all (but not less than all) of the outstanding shares of Series C Preferred Stock within prescribed time periods at a redemption price per share equal to the Series C Liquidation Amount.

We do not have any other shares of preferred stock outstanding as of the date of this prospectus. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Subject to the rights of any existing series of preferred stock, including the Series C Preferred Stock, our board of directors has the authority to:

•	fix the number of shares of any series of preferred stock and to determine the designation of any such series;

•	determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock; and

•

increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series (within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series).

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Terms

If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

•	the maximum number of shares;

•	the designation, relative ranking and stated value of the shares;

•

the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, whether dividends will be cumulative and the method of calculation for dividends;

•	whether the payment of any dividends on preferred stock is subject to any restrictions against the payment of any dividends contained in any then effective debt or other instrument;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any listing of the preferred stock on any securities exchange or market;

•	the voting rights if any, of the preferred stock; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations, terms or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Delaware law provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in a certificate of designation.

Description of Common Stock

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws. The terms of our common stock may also be affected by Delaware law.

General

Under our certificate of incorporation, we have authority to issue 100,000,000 shares of common stock, par value $0.01 per share. As of August 3, 2009, there were 33,719,808 shares of our common stock issued and outstanding. In addition, as of August 3, 2009, 11,256,317 shares of our common stock were reserved for issuance upon conversion of our outstanding series C convertible preferred stock, or Series C Preferred Stock, which is described above under “Description of Preferred Stock—General.” For greater detail about our common stock, please refer to our certificate of incorporation and by-laws.

Dividends

Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights

Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other class or series of stock, such as our Series C Preferred Stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. If applicable, material U.S. federal income tax considerations applicable to our common stock will be described in the applicable prospectus supplement.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by:

•	persons who are directors and also officers, and

•	employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Staggered Board of Directors. Except for the two Series C Directors who are elected exclusively by the holders of our Series C Preferred Stock as described above under “Description of Preferred Stock—General,” our certificate of incorporation and by-laws provide that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation provides that our stockholders may not take any action by written consent, but only may take action at duly called annual or special meetings of stockholders. Our by-laws further provide that special meetings of our stockholders may be only called by our board of directors, the chairman of the board or our chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice needs to be delivered to our principal executive offices within specified time periods. Our by-laws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized But Unissued Shares. Subject to the rights of any existing preferred stock, including our Series C Preferred Stock, our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions, employee benefit plans and stockholder rights plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of Directors. Except for the Series C Directors elected by the holders of our Series C Preferred Stock, our certificate of incorporation provides that a director on our board of directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority or more of the shares then entitled to vote at an election of our directors. The Series C Directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is 2 Broadway 19th Floor New York, NY 10004.

Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “REVU.”

Description of Warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular warrants we are offering before the issuance of the related warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase shares of our common stock or preferred stock at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender shares of common stock as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Description of Units

The following description, together with the additional information that we include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of shares of common stock, preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to the common stock, preferred stock and warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent and any of its agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Plan of Distribution

We may sell the securities being offered hereby in one or more of the following methods from time to time:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

The warrants and the units that we may offer will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Incorporation of Documents by Reference

The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. Our Securities and Exchange Commission file number is 000-32469. We incorporate by reference the specific documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 8, 2009, and for the period ended June 30, 2009, filed with the SEC on August 7, 2009;

•	our Current Reports on Form 8-K filed with the SEC on March 18, 2009, March 31, 2009 and April 20, 2009, and our amended Current Report on Form 8-K/A filed with the SEC on March 30, 2009; and

•	The description of our common stock contained in the Registration Statement on Form 8-A, which was filed on March 20, 2001, and all amendments and reports updating such description.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the date on which the registration statement containing this prospectus has been withdrawn shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: The Princeton Review, Inc., 111 Speen Street, Framingham, Massachusetts 01701, Attn: Secretary. Telephone requests may be directed to the Secretary at (508) 663-5050. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including The Princeton Review, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

Experts

The financial statements as of December 31, 2008 and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The Princeton Review, Inc. for the year ended December 31, 2007, incorporated by reference in this prospectus and registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm.

The consolidated financial statements of The Princeton Review, Inc. for the year ended December 31, 2006, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Legal Matters

Goodwin Procter LLP, Boston, Massachusetts has passed upon the validity of the shares of our common stock offered by this prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

THE PRINCETON REVIEW, INC.

14,000,000 Shares

Common Stock

Prospectus Supplement

Roth Capital Partners

April 15, 2010